  Exhibit 99.1

ImageWare Systems, Inc. (OTCQB:IWSY) Q2 2020 Earnings Conference Call August 19, 2020 4:30 PM ET

Company Participants

Terri MacInnis - Vice President, Investor Relations with Bibicoff & Macinnis, Inc.

Jonathan Morris - Chief Financial Officer

Kristin Taylor - President & Chief Executive Officer

Chris Dickson - Vice President of Sales

Conference Call Participants

Terri MacInnis

Good afternoon, everyone, and thank you for joining ImageWare Systems' Second Quarter Financial Results and Corporate Update to discuss the company's business and operations. I'm Terri MacInnis, VP of Investor Relations with Bibicoff & Macinnis, Inc.

Joining us today are ImageWare's President and CEO, Kristin Taylor; and the company's CFO, Jonathan Morris; as well as Chris Dickson, Vice President of Sales. Following those remarks, management will address your questions.

Any statements made in today's discussion that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, if, should and will and similar expressions as they relate to ImageWare are intended to identify such forward-looking statements.

ImageWare may, from time-to-time, update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will, in fact, occur. These projections are subject to change and could differ materially from final reported results.

For a discussion of such risks and uncertainties, please see risk factors in ImageWare's annual report on Form 10-K for the fiscal year ended December 31, 2019, and other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

I remind everyone that a replay of the webcast will be available for 90 days on the company's website at www.iwsinc.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of ImageWare is strictly prohibited.

Now, I'll turn the call over to Jonathan Morris, Chief Financial Officer of ImageWare. Jonathan?

Jonathan Morris

Thank you, Terri and welcome to those of you joining our call today. Our financial results are available on our website in the recently published news release and Form 10-Q. For context on today's discussion, I'll provide a brief summary of those results.

Revenue for the three months ended June 30, 2020, totaled $733,000, down from
$812,000 for 2019. The revenue for both years primarily reflected our legacy business.

Gross profit for the three months ended June 30, 2020, totaled $579,000 as compared with $672,000 in the comparable period of 2019. Gross margin decreased to 79% in 2020 compared with 83% in 2019 due to the lower revenue of approximately $79,000 combined with the higher certain fixed third-party software license costs as well as higher sales of hardware and consumables of approximately $14,000.

Loss from operations for the three months ended June 30, 2020, was $2.9 million compared with $2.5 million for the same quarter in 2019. This is an improvement of
$200,000 from the first quarter of 2020 and is due to our continued efforts to reduce expenses. We ended the second quarter with $578,000 in cash.

Revenue for the six months ended June 30, 2020, totaled $1.5 million, down from $1.7 million for 2019. The revenue for both years primarily reflected our legacy business.

Gross profit for the three months ended June 30, 2020, totaled $1.3 million as compared with $1.4 million in the comparable period of 2019. Gross margin increased to 82% in 2020 compared with 80% in 2019 and is attributable to the 2020 period containing a higher percentage of software revenue with corresponding higher gross margins than the corresponding period of 2019.

Loss from operations for the six months ended June 30, 2020, was $5.7 million compared with $6.1 million for the same period in 2019. The improvement is due to our continued efforts to reduce expenses. We are in ongoing discussions with potential sources for significant long-term capital now that our balance sheet and financial outlook have materially improved, and we'll share more information as those developments mature.
This concludes my financial summary.

I'll now turn the call over to Kris for the progress update of our business strategy. Kris?

Kristin Taylor

Thank you, Jonathan, and thank you to everyone for joining us today. I hope you are all continuing to stay safe and healthy as the virus surges and wanes across the country.

Our distributed ImageWare workforce and committed team continue to operate productively and effectively, and I'm very proud of them and the new esprit de corps throughout our organization. To ensure the ongoing health and safety of our team, our remote workforce horizon extends to January 4, 2021, and we'll continue doing so for as long as is necessary.

Our purpose statement is that we are a biometric-first cybersecurity company. And we're on a mission to bring the highest level of security to systems, data and places by identifying and authenticating people through biometrics. From helping law enforcement, identify and manage perpetrators to providing countries and borders with a way to validate who someone is. We are serving government organizations with large-scale biometric solutions, a market estimated to be $83 billion in value by 2026. Additionally, we secure enterprise systems and data with multifactor authentication, a market estimated to grow to
$18 billion by 2025.

On our last two quarterly updates, we discussed the company-wide assessments made in our top-down five-year business plan and our clear-eyed assessment of our business and the market landscape. I am happy to report that we have continued to execute against this plan, with engineering work on products identified for adjustment and upgrades as well as the new sales practices to capture the opportunities we see for ImageWare.

Today, where possible, I'd like to provide you with an update on these activities and our road map of products, projects and initiatives previously discussed. Chris Dickson, our VP of Sales, will shed some light on our sales pipeline as well as a few new opportunities that have developed since we spoke in June.

Our expertise in biometric smart badges, which we call EPI, is another area we plan to modernize in the coming year. Our technology is used by many Fortune 1000 clients and we believe we can grow this business beyond where it is today.

Physical and logical access continues to be a burgeoning space. We believe a strategy of heavily focusing on the ImageWare Identity platform that I have talked to you about in several prior calls will serve many sectors: law, federal, state and local, as well as the enterprise security market. Simplifying our portfolio and messaging around the Identity platform will be important in the coming year.

On the product side, nearly 15 years ago, we created the Biometric Engine, known as BE. Since April, we have been working to modernize and rejuvenate this database to be able to scale to higher levels and interface with clients more easily. I am pleased with the hard work of the team to bring the soul of our products to new heights, and it is now completed.

This new version of the BE will be much more cost-effective with regards to the developer time spent maintaining the code and cloud computing costs for operation. And speaking of cloud costs, the team has continued to audit and optimize software to bring our cloud costs down further, reduced by 42% since I started in March.

With our Identity platform, we are fertilizing this platform to meet the needs of the public safety sector, working to refresh the offering with expanded features and better functionality. In our discussions with many law enforcement customers, we understand the challenges they are now facing with greater public scrutiny on the operations, while at the same time experiencing an elevated need to protect the general public.

Shorter approval cycles are helping to drive our revenue here. A key to addressing these needs is migrating our legacy law enforcement product from an on-premise only system to a cloud-based service. This will not only reduce the cost and efforts associated with our product, but will also provide a new level of functionality, such as mobile booking and identification to enable more back-office functions to be performed in the field in real time.

Additionally, we are exploring how to leverage the identity platform into other markets, such as border control, health care, academia and parole services. I have spoken about this before, I will say it again. A big differentiator for ImageWare is the fact that we are open.

Having an open platform enables customers of large biometric deployments to use multiple vendors, and therefore, no need to be locked into any one solution or vendor. There are clearly other vendors who are open, but we are the only company to offer clients the patented Biometric Engine, which enables biometric matching services to scale across many biometrics at much lower cost with faster matching results to end users.

Also, the use of multiple biometrics, such as face, voice, finger, palm, et cetera, provides greater accuracy in matching along with greater convenience to the user. For example, in a dark environment, such as a movie theater, a user may select voice authentication rather than facial. This is the scheme we patented in our situational and conditional patents that I've talked about previously.

Law enforcement is particularly keen to use our products because we are open, and federal clients have been doing the same for more than two decades. And we believe enterprises and consumers will be right behind them. To service enterprises, we are nearing completion of the updated GoVerifyID multifactor authentication product for enterprises. By expanding the depth of this product, we can expect to entice more clients to buy it.

For example, we have recently broadened support for VPN appliances or servers that provide secure communication channels for remote employees, enabling our biometric authentication to be added to homeworkers accessing corporate systems. This is pivotal given where the world is in terms of seeing global workforces in the millions of individuals now working from home.

Additionally, on GoVerifyID, we have made substantial progress in creating a self-service portal, enabling end users to test, purchase and provision GoVerifyID in an automated way. By broadening the scope of supported systems and devices and making the product more easy to install and administer, we can increase the competitiveness of the product in the marketplace while driving down internal cost structures.

In summary, the Biometric Engine is upgraded. We are focusing development on the Identity platform on public safety, and we are nearing completion of GoVerifyID upgrades having already completed the mobile and back-end portions all of which will make our products much more focused on the needs of the marketplace, building more depth and value into the product, while increasing the ease of usability. We'll be excited to discuss this more on the next update call.

For the remainder of the year, ImageWare will continue to focus on building out the Identity platform with dedicated resources focused on revamping the law enforcement platform with a cloud back end, anticipating this new back end by the middle of 2021. Work is already underway on the smart badging platform now as well, with anticipated new features by Q3 of next year, at the same time, continuing incremental development of GoVerifyID as driven by customers and opportunities.

I wanted to let shareholders know that we are in discussions with entities regarding a raise of capital between $10 million to $15 million. This money is desperately needed to fuel the empty tank of this business to grow new and existing staff as well as key platform and product upgrades. Once received, we hope the business can finally have the wind in its sails to take off and become the company it is long deserved to be in the cybersecurity sector.

At this time, I would like to introduce you and warmly welcome Chris Dickson, our VP of Sales. As noted in our press release, Chris has more than 25 years of international experience in sales and business development in security, blockchain, cloud and enterprise software. From his very first day with us, Chris has added a valuable sense of urgency and focus to ImageWare along with his network of key relationships. His deep technical knowledge gives us a vital sales edge as Chris is building teams and collaborating closely with both our engineering and product management departments.

Chris has a legacy of important sales accomplishments from his time with Computer Associates and Verizon Enterprise to his most recent responsibility for sales, in launching one of the first enterprise-based blockchain SaaS solutions into the marketplace, while at the Bitfury Group, a Forbes 50 Blockchain company. I invite you to read his full bio on our website. We are thrilled to have Chris officially join us.

Chris, please tell us more about Q2 sales achievements, equally important what you and the sales team are focused on.

Chris Dickson

Thank you, Kris. It would be my pleasure. Let me start by sharing the progress the team has made with business in Q2. During the second quarter, we received $655,000 in orders. These orders were derived from 2 new sales, 35 incremental sales to existing customers and 13 renewals. These orders predominantly came from sales of our law enforcement and Identity platform solutions to our public safety customers with some noble exceptions. I'll highlight a couple of those transactions a little later as it shows where some of our new product and solution focus is starting to pay off.

Q2 historically has been a quiet quarter for ImageWare. In 2019, we only closed $389,000 in orders, part of our renewed focus on our rich customer base, we've been doubling down and looking for incremental sales opportunities. You can see the fruits of this with the increase in transactions, yielding a 70% increase in quarterly sales year-on-year, and this is something you'll see us continue.

One of the deals that was a notable exception, though only a small seeding deployment of our GoVerifyID multifactor authentication solution was to a medium-sized bank in Latin America with our partner in the region, Fujitsu. We are anticipating more deals with Fujitsu not only in Latin America and the Caribbean markets, but also in other parts of the world, such as Continental Europe.

Pipeline generation continues to be a significant focus for both the sales and marketing teams, and we have significantly increased our outbound and webinar focus. We are building a new website, which should be launched by the end of the year.

I'm pleased with our early traction. In Q2, we have added more than 67 net new opportunities over the 3 product lines: Identity platform; GoVerifyID; and law enforcement and biometric smart cards, with an estimated transaction value of over $5 million. 17 of these new opportunities are for our multifactor authentication, GoVerifyID solution.

Where COVID-19 is driving real interest in our multifactor authentication GoVerifyID solution, it is also blunting our more substantial identity management opportunities. The COVID-19 environment continues to slow these projects, either because of unavailability of technical staff or because of sluggish approvals for purchases.

I'd like to now turn sight to the future and specifically sales for the remaining 2 quarters of this year and beyond into '21. As Kris has covered in our previous calls, we already have a strong and loyal customer base in government. And more specifically, the public safety market that includes law enforcement and border control. It's a market we know and are known for. It's also a market where we continue to see unrealized opportunity, both from our existing law enforcement solutions and more broadly, for our revolving identity management platform.

ImageWare pivoted into public safety in the mid-1990s. We leveraged the digital technology we owned to do something for society. We created a digital booking platform with facial recognition for state and local law enforcement in the state where we have headquartered the company for more than 33 years. At that time, this platform was revolutionary. We moved from criminal photographs stapled to paper into the digital realm by helping law enforcement not only identify perpetrators better and faster, but by giving them a platform to manage them all. We did that in 1998.

Law enforcement is a market we will continue to focus on, and more importantly, we will expand in. Our renewed focus has already added 45 new opportunities in this area in Q2. Historically, we've been very strong domestically in Arizona, California, Nevada and Washington State.

We also have a small presence in Canada and in various international locations. However, we have never made a concerted effort to pan across all 50 states, Canadian provinces and overseas. We will do so now. Our solution has never been more relevant and the technology never more differentiated, but there is more to come, as Kris has covered already.

The other area we are continuing to see opportunity and are keenly focused on is in the enterprise and the security, trust of the remote worker. Enterprises are now faced with being dependent on remote workers to deliver business as usual. This new paradigm requires a new approach not only in how teams access enterprise systems and data, but how the whole process is managed.

VPNs, or virtual private networks, access, password management and resets, the entire trust access market has changed. To solve these issues, we are expanding the ability of GoVerifyID to manage this new paradigm. We're excited about our ability to biometrically secure remote workers data and look forward to delivering a new product in the coming months. We plan to hire more sales stuff to work in focused areas such as federal, public safety and the enterprise. New hires should be on board in the next several months and we will be pushing for growth in North America as well as overseas.

This concludes my sales summary. I'll now turn it back to you, Kris.

Kristin Taylor

Thank you for that insight, Chris. Now, I'd like to take this opportunity to give you an update on our patent and intellectual property strategy. It bears repeating that ImageWare has built the most-cited, multimodal biometric patent portfolio in the world.

As I said on our last call, we've refocused efforts and picked up the pace to grow the generation of more meaningful patents on a monthly basis, building upon our portfolio of 24 issued patents, many of which are foundational. On separate occasions, our patents have been successfully asserted in court to block infringing products. We believe many of our patents have great foundational value with regards to multimodal biometric systems.

As you know, we have partnered with ipCapital Group to help to develop a licensing plan. The overall plan will include taking a look at a number of areas, including licensing, assertion and building on top of what we have. Mark Blackman, VP of Product Management, will be assisting me with this as he has a strong background in IP strategy, specifically in the security sector. As biometric multifactor authentication takes off in the marketplace, the more lucrative the IP business could become to ImageWare. We will keep you updated as events warrant.

Furthering the monetization discussion, now I'd like to say a few words regarding business development. We are making more tangible progress in our efforts to recruit new partners in our ongoing work with existing partners that, I spoke to you about in June. I expect we'll have more specific updates for you in the coming months as we expand our focus in critical wins through partners.

I envision our company's success, to use a baseball analogy, being a result of our consistently hitting singles and doubles with an occasional home run. We needed to make a number of enhancements and improvements in various products in order to begin making meaningful sales. A good part of that process is behind us. And along with ongoing work, we are now making those sales.

My thanks to both Chris and Jonathan for your contributions to this update I'm optimistic and positive about the future of our company. The entire management team, as well as the existing group of stellar employees are doing all the things necessary to make that positive future a reality.

This concludes our prepared remarks. We appreciate the questions you've recently submitted via e-mail, and now we'll begin our question-and-answer session.

Some of your questions cover similar subjects. Others, we are not prepared to address at this moment. And some topics are best addressed in future quarterly updates. We will answer your questions as we can, with the best information available at this time.

Question-and-Answer Session A - Kristin Taylor
We'll begin by answering questions on the subject of new products. We've been asked, what new products can we expect.

Over the past six months, I've looked at all the products that have been created over the lifetime of our business. It is now important to clear the shelf and bring forward only the most important products that the market needs that are differentiators. Those critical products are: the biometric engine, the law enforcement platform, biometric smart badges called EPI, the Identity platform and GoVerifyID.

In all the products mentioned above, we are revamping them to ensure our client base has updated, feature-relevant and easy-to-use products. We are also looking at new products, as mentioned prior. The remote workforce is important now, and we are collaborating on a product that we believe will be a hit when launched. We think biometrics will be one of the most critical parts of the product.

Further, we are exploring how we can drive more proliferation of biometric authentication in a touchless and frictionless way. We are having many meetings on this to not only drive a method, but potentially a new product in this area. We are also wanting to leverage AI, or Artificial Intelligence, in a predictive and behavioral regard.

We are looking for the best teams, technologies and standards to work with. We are looking to combine behavioral and biometric authentication in a seamless and easy way for users. Also, we continue to evaluate the pillphone, a monitoring and communication platform for healthcare, as well as its relevance to corollary markets that could use the platform.

Next, we were asked about new markets. First, is medical an opportunity for us and are we planning expansion into patient and medical records? Chris, could you take this question?

Chris Dickson

Certainly, Kris. The healthcare industry absolutely offers opportunity for ImageWare. Today, biometrics is already used to protect patient data and control access to systems and places, but the usage hasn't become mainstream yet. Current solutions are complex and fragmented.

For example, one system is used to accessing the system and another system for a place or a location. That's a problem we look to solve with our Identity platform. There may also be a larger opportunity for ImageWare, by leveraging the Identity platform to identify and validate patients and patient data, removing duplication and reducing overhead.

Kristin Taylor

We've also been asked to elaborate on our key marketing strategies. Chris, this one is also for you.

Chris Dickson

First, we need to clearly define who we are to our market. When people understand this, we will hit new heights of success in our business. Next, we are building an integrated marketing plan that has deep ties into sales, engineering and product marketing. We are creating a new website to be completed by the end of the year that highlights what we do in simple, concise and meaningful ways. Our products and platforms will be simplified.
The new website will give potential customers the ability to demo and purchase our products via the website. We have generated new sales decks across the sectors to provide potential clients with easy-to-understand value propositions, graphics and pricing.

We must balance inbound and outbound marketing. In the past, ImageWare has heavily focused on inbound, meaning we let people call us. Today, we are aggressively using outbound marketing methods to drive our leads with tools such as webinars, direct outreach and campaigns. We have upgraded our use of marketing and sales tools like Salesforce and HubSpot.

We are reaching out to influencers such as technical and financial analysts, as well as journalists and bloggers to carry the torch for our brand. When they understand what we do and speak about us, they can influence buyers. It's critical we stay connected to the most meaningful people in the marketplace in each sector we play; law enforcement, federal and general technology spaces. As our first image continues to take shape, we will build the most important relationships to drive our brand.

Kristin Taylor

Thank you, Chris. Our next question pertains to Qualcomm. We've been asked to comment on Qualcomm's recent successful defense of an antitrust lawsuit against its licensing policies, which determined that it is fair to charge monopoly prices as part of a free market system.

We are in support of the reversal of the FTC ruling and believe it upholds the value of patents as property, enabling companies to justify taking on the risk of expensive bets of long-term R&D projects.

A follow-up question is, how is your success at Qualcomm framing your roadmap for ImageWare?

I've drawn upon many elements of my Qualcomm experience in developing the roadmap of our company. Of course, ImageWare is not literally on the Qualcomm roadmap as the two companies are completely distinct and service markets that are completely different. For example, in mobile, global standards require compatibility across billions of devices, and therefore, inclusion of IP in a standard that is very valuable with the defined process for establishing what is called FRAND, or fair, reasonable and nondiscriminatory pricing terms. It's not a perfect process as we often see throughout court actions, but it's a mature global process that has provided a conduit for IP price discovery.

In biometrics, there are no global standards for compatibility across billions of devices as of yet anyway. We see licensing a source of secondary income for ImageWare, heavily dependent upon how fast multimodal biometrics takes off. Our products and services will remain the driver of our business.

So coming back to my experience at Qualcomm and my relationship with Qualcomm. The ImageWare value comes at providing back-end biometric services at scale. However, Qualcomm's business is focused on IP licensing and mobile chipsets, therefore, at this time, we see more value in selling to Qualcomm's ecosystem partners that provide mobile based services to Qualcomm devices rather than selling directly to Qualcomm.

Our next questions are regarding our technology. We've been asked to explain in layperson's terms the value to the customer of our convergence of everything we offer today in an Identity platform.

For governments and businesses, there is value in the convergence as it will be easier and more cost-effective to scale identity and authentication across their operations, leveraging biometric technology. Our platform enables the replacement of all the various authentication systems used for both physical security systems, such as proximity cards to open doors and logical security such as passwords, key tokens and 2FA with a single solution. Administration and support costs all go down with this convergence to one system.

Additionally, biometrics adds another layer of security by authenticating the actual individual rather than a password, a smart card or a device, something that is of great value as work becomes remote-based for a number of industries.

The user also benefits. Our solution provides an easier experience, allowing for contactless authentication across a number of devices and systems. Users no longer need to remember a number of passwords or always have their mobile device or badge on their person to gain access to their work. They simply scan their selected biometric to gain access.

We've also been asked if we are comfortable that enough of the fixes and enhancements have been completed now, so that the next two quarters will show growing sales over the first two.

I am proud of the amount of work Sudheer Koganti and the development and engineering teams have undertaken since March. We are working at lightning speed, but in a very thoughtful regard to make sure what we are refreshing aligns with the market. It is also important to note that while we are busy with these refreshes, we are selling and building revenue.

This concludes our Q&A session.

Kristin Taylor

At this time, I'd like to end our call with a brief closing comment. I appreciate your time and attention, and thank you for joining us today. I hope that you now have a sense of both our product and sales momentum and improved insight into our drive to continue to build, innovate and expand products, fine-tune the key features of our products and make meaningful inroads towards our sales goals.

We have made and continue to make important progress as we leverage our history to build our future. I am committed to being a diligent steward of ImageWare, making the tough decisions in the long-term best interest of our company. We face the challenges ahead with optimism and confidence in our success. I would like to encourage anyone with ongoing questions or feedback to reach out to our Investor Relations' team or myself. Stay safe and be well. Thank you, again.

Terri MacInnis

This concludes today's conference call. Thank you for your participation.